Exhibit 19.1
HOWARD HUGHES HOLDINGS INC.
Insider Trading Policy
I.Introduction
The purpose of this Insider Trading Policy (the “Policy”) is to promote compliance with applicable securities laws by Howard Hughes Holdings Inc. (the “Company” or “HHH”) and its subsidiaries and all directors, officers and employees thereof (and members of the forgoing persons’ immediate families and households), in order to preserve the reputation and integrity of the Company, as well as that of all persons affiliated with it. Questions regarding this Policy should be directed to the Company’s General Counsel.
II.Policy
It is the Company’s policy to comply with all applicable federal and state securities laws, including those related to buying or selling securities in the Company and its subsidiaries (including The Howard Hughes Corporation), including common stock, options and any other securities that the Company or its subsidiaries (including The Howard Hughes Corporation) may issue, such as preferred stock, notes, bonds and convertible securities, as well as to derivative securities relating to any of the Company’s securities, whether or not issued by the Company (collectively, “Company Securities”). In the course of conducting the Company’s business, employees or representatives may become aware of material, nonpublic information regarding the Company, its subsidiaries and divisions, or other companies with which we do business (this so-called “material, nonpublic information” is defined in Section IV below). Employees or agents of the Company and members of their immediate families may not buy or sell Company Securities, or securities of any other publicly held company, while in possession of material, nonpublic information regarding the Company, or such other company, as the case may be, obtained during the course of employment or other involvement with Company business, even if the decision to buy or sell is not based upon the material, nonpublic information.
In addition, entities such as trusts or foundations over which an employee has control, may not buy or sell securities while the employee is in possession of such material, nonpublic information. If you have material, nonpublic information, you may not disclose that information to others, even to family members or other employees, except for employees whose job responsibilities require the information.
This Policy (including, without limitation, the pre-clearance and trading window requirements) will continue to apply to all directors, officers, employees, and contractors whose relationship with the Company terminates until the later of (i) such date as the individual possesses material, nonpublic information that he or she obtained in the course of their employment or relationship with the Company or (ii) sixty (60) days following the termination of their relationship with the Company.
III.Applicability

All employees, officers, directors, and contractors are subject to this Policy. In order to ensure compliance with the Policy, the Board of Directors of the Company (the “Board”) has adopted additional procedures, which apply to Covered Persons (as defined in Section IV.D below), as well as their Related Persons (as defined in Section IV.E. below). These procedures apply regardless of the dollar amount of the trade or the source of the material, nonpublic information.    Any questions regarding the applicability of this policy to a specific situation should be referred to the Company’s General Counsel.
IV.Definition/Explanations
A.Who is an “Insider”?
The concept of “insider” is broad. Any person who possesses material, nonpublic information is considered an insider as to that information. Insiders include Company directors, officers, employees, independent contractors, and those persons in a special relationship with the Company (e.g., its auditors, consultants or attorneys). The definition of an insider is transaction specific, which means that an individual is an insider with respect to each item of material, nonpublic information of which he or she is aware.
B.What is “Material” Information?
The materiality of information depends upon the circumstances. Information is considered “material” if there is a substantial likelihood that a reasonable investor would consider it important in making a decision to buy, sell or hold a security or where the information is likely to have a significant effect on the market price of the security. Material information can be positive or negative and can relate to virtually any aspect of a company’s business or to any type of security, debt or equity. Some examples of material information include:
•unpublished financial results (including earnings estimates) that vary from prior guidance or analysts’ consensus estimates;
•news of a pending or proposed company transaction, including a recapitalization;
•major litigation;
•significant changes in corporate objectives;
•a change in control or a significant change in management;
•changes in dividend policies;
•a significant cyber incident that has not yet been made public; and
•financial liquidity problems.
The above list is only illustrative and many other types of information may be considered “material” depending on the circumstances.    The materiality of particular information is subject to reassessment on a regular basis. When in doubt, please contact the Company’s General Counsel.
C.What is “Nonpublic” Information?
Information is “nonpublic” if it is not available to the general public. In order for information to be considered public, it must be disseminated in a manner making it generally available to investors through a report filed with the Securities and Exchange Commission (“SEC”) or through such media as Dow Jones, Reuters Economic Services, The Wall Street Journal, Associated Press or United Press International. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination. In addition, even after a public announcement of material information, a reasonable period of time must elapse in order for the market to react to the information. As a general rule, information should not be considered public until the second trading day after the information has been publicly disseminated. See Section V.H. below for specific rules regarding trading windows.
D.Who is a “Covered Person”?
For purposes of this Policy, “Covered Persons” includes (1) members of the Board, (2) persons designated as officers of the Company for purposes of Section 16 under the Securities Exchange Act of 1934 (the “Exchange Act”), (3) executive officers of the Company for purposes of disclosure in the Company’s annual report on Form 10-K and proxy statement in accordance with Rule 3b-7 under the Exchange act and Item 401(b) of Regulation S-K, and (4) any other director, officer, employee and/or representative of the Company (or its subsidiaries) that may be identified from time to time as a “Covered Person” by the Board or an executive officer of the Company because they have or are likely to have access to material, nonpublic information by virtue of their position with the Company.
E.Who is a “Related Person”?
For purposes of this Policy, a “Related Person” includes (1) your spouse, minor children and anyone else living in your household, (2) partnerships in which you are a general partner, (3) corporations in which you either singly or together with other “Related Persons” own a controlling interest, (4) trusts of which you are a trustee, settlor or beneficiary, (5) estates of which you are an executor or beneficiary, or (6) any other group or entity where the insider has or shares with others the power to decide whether to buy Company Securities. Although a person’s parent, child or sibling may not be considered a Related Person (unless living in the same household), a parent or sibling may be a “tippee” for securities laws purposes. See Section V.D. below for a discussion on the prohibition on “tipping.”
V.Guidelines
A.Non-disclosure of Material, Nonpublic Information
Material, nonpublic information must not be disclosed to anyone, except the designated persons within the Company or certain third-party agents of the Company (such as investment banking advisors or counsel)    whose positions require them to know it, until such information has been publicly released by the Company.
B.Prohibited Trading in Company Securities
No Company employees, Covered Persons or their Related Persons may place a purchase or sell order or recommend that another person place a purchase or sell order in Company Securities (including initial elections, changes in elections or reallocation of funds relating to 401(k) plan accounts, but excluding the exercise of options,other than as described in

Section V.G. below) when he or she has knowledge of material information concerning the Company that has not been disclosed to the public. In addition, in some circumstances the Company’s directors, employees and officers may be prohibited from trading in the Company Securities during any period when certain participants or beneficiaries of individual account plans (such as some pension fund plans) maintained by the Company are subject to a temporary trading suspension in Company Securities.
C.Pre-Clearance/Notification
Covered Persons and their Related Persons must obtain prior clearance from the Company’s General Counsel before he, she or any of his or her Related Persons initiates any purchases or sales of Company Securities (see Section V.G. below). An exercise of a stock option need not be pre-cleared if such exercise does not involve the sale of any Company Securities, such as a sale of Company Securities to finance a broker-assisted “cashless” exercise. Pre-clearance must be obtained by submitting the Pre-Trading Clearance and Certification Form attached hereto as Annex A in writing to the Company’s General Counsel at least two (2) business days prior to the proposed transaction. Each proposed transaction will be evaluated to determine if it raises insider trading concerns or other concerns under the federal or state securities laws and regulations or under this Policy. Any advice will relate solely to the restraints imposed by law and will not constitute advice regarding the investment aspects of any transaction. Clearance of a transaction is valid only for a period to be specified by the Company’s General Counsel. If the transaction order is not placed within that period, clearance of the transaction must be re-requested. If clearance is denied, the fact of such denial must be kept confidential by the person requesting such clearance.
All Covered Persons must promptly (and in any event on the same day the trade is executed) report to the Company’s General Counsel the completion of any trade in Company Securities. Section 16 Persons (i.e., those directors and executive officers who have filed a Form 3 and are required to file Forms 4 and 5) must also provide any other necessary information so that required filings may be made with the SEC.
Covered Persons that are subject to Section 16 of the Exchange Act (i.e., those directors and executive officers who have filed a Form 3 and are required to file Forms 4 and 5) (“Section 16 Persons”) must also promptly (and in any event on the same day) report to the Company’s General Counsel the completion of any trade in Company Securities and any other necessary information so that required filings may be made with the SEC.
D.“Tipping” Information to Others
Insiders may be liable for communicating or tipping material, nonpublic information to any third party (“tippee”), not limited to just Related Persons. Further, insider trading violations are not limited to trading or tipping by insiders. Persons other than insiders also can be liable for insider trading, including tippees who trade on material, nonpublic information tipped to them and individuals who trade on material, nonpublic information which has been misappropriated. Tippees inherit an insider’s duties and are liable for trading on material, nonpublic information illegally tipped to them by an insider. Similarly, just as insiders are liable for the insider trading of their tippees, so are tippees who pass the information along to others who trade. In other words, a tippee’s liability for insider trading is no different from that of an insider. Tippees can obtain material, nonpublic information by receiving overt tips from others or through, among other things, conversations at social, business or other gatherings. Therefore, it is the Company’s policy that Company employees and Covered Persons are required to keep completely and strictly confidential all nonpublic information relating to the Company.
E.Special and Prohibited Transactions
Covered Persons are prohibited from engaging in short-term or speculative transactions in Company Securities. Other transactions may raise special issues. Covered Persons should observe the special rules described below regarding the following types of transactions.
•Short Sales. Short sales of Company Securities (sales of securities not owned by the seller at the time the sell order is placed) by Covered Persons are prohibited.
•Publicly Traded Options. Transactions in publicly traded options (such as puts, calls or other derivative securities based on Company Securities) by Covered Persons are prohibited.
•Hedging Transactions. Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow a security holder to lock in much of the value of his or her stock holdings, often in exchange for all or part of the potential for upside appreciate in the stock. These transactions allow the security holder to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, the security holder may no longer have the same objectives as the relevant company’s other stockholders. As a result, Covered Persons shall not be a party to these types of transactions (such as prepaid variable forward contracts, equity swaps, collars, exchange funds or other similar arrangements) that are designed to offset or reduce the risk of a decline in the market value of Company Securities.1
•Margin Accounts and Pledges. No Covered Person may hold Company Securities in a margin account or pledge as collateral any Company Securities. Margin securities may be sold without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledger is aware or material, non-public information or is otherwise not permitted to trade in Company Securities.2
1 By virtue of his position as Chief Executive Officer of Pershing Square Capital Management, L.P., William A. Ackman may be deemed to be the beneficial owner of securities held by Pershing Square Capital Management, L.P., its affiliates and any investment funds that are advised by Pershing Square Capital Management, L.P. or its affiliates (collectively, “Pershing Square”). Mr. Ackman is exempt from this provision solely in connection with any hedging or swap transactions based on derivatives of Company Securities entered into by Pershing Square.
2 Mr. Ackman is exempt from this provision solely in connection with any margin or pledge accounts of Company Securities held by Pershing Square.

•Limit Orders. A limit order is an order placed with a broker to buy or sell a security at a specific price or better. The broker will execute the trade only within the price restriction. The Company discourages Covered Persons from placing limit orders on the Company Securities, because the orders can result in an automatic trade on a later date when the price is reached, regardless of whether the person placing the order possesses material nonpublic information at that time. If you feel you must use a limit order, it should be limited to a relatively short time, usually no more than a week. In addition, Covered Persons should limit the duration of any limit order to an open trading window period (as described in Section I. below).
•“Short-swing” Profits. Under Section 16(b) of the Exchange Act, Covered Persons are liable to the Company for any profit derived from the following transactions that occur within a six-month period:
•any non-exempt purchase and sale or non-exempt sale and purchase of shares of HHH common stock (“Common Stock”);
•deemed purchases and sales of Company securities from non-exempt acquisitions and dispositions of options; warrants, and other derivative securities relating to Common Stock; and
•any combination of the foregoing
Section 16 Persons are reminded of their reporting obligations and possible liability to HHH for “short-swing profits” for transactions in HHH stock (including options).
F.Trading in Securities of Other Public Companies
No Company employee, Covered Person or Related Person may place purchase or sell orders or recommend that another person place a purchase or sell order in the securities of another company if the employee or Covered Person learns of material, nonpublic information about the other company in the course of his/her service to, or employment with, the Company.
G.Rule 144
The U.S. federal securities laws impose additional limitations on the ability of any person who is an “affiliate” of the Company to sell Company Securities. “Affiliates” generally include directors, executive officers, and principal stockholders. Affiliates must sell their Company Securities pursuant to SEC Rule 144, which permits public resale of “restricted” or “control” securities if a number of conditions are met. These conditions include, among other things, that the Company be current in its SEC filings, that the sale be handled as a “broker’s transaction” or a direct sale to a “market maker,” and that the affiliate file a Form 144 with the SEC at or before the time the sell order is placed. All transactions by affiliates must be pre-cleared with the General Counsel pursuant to Section V.C. above.
H.Trading Windows

In addition to being subject to all of the other applicable limitations in this Policy (e.g., Section V.C. above), all Company employees, Covered Persons, and their Related Persons are subject to quarterly “blackout periods” (or “closed windows”), during which they are prohibited from trading in Company Securities.
•Quarterly Blackout Periods: The quarterly blackout period begins at the close of trading on the fifth (5th) trading day before the end of each fiscal quarter and fiscal year-end.
•Window Opening: The trading window opens at the start of trading on the second (2nd) trading day following the date of the Company’s public filing of its quarterly report on Form 10-Q or its annual report on Form 10-K with the SEC (and the related public earnings release).
•General Rule: The window will close again at the start of the next quarterly blackout period as described in (1) above. You should remember that even if the window is otherwise "open" you are prohibited from trading if you are in possession of material, nonpublic information.
This Policy does not apply to the exercise of stock options other than broker-assisted “cashless exercises” as described above.
From time to time, however, the Company, through the Company’s General Counsel, may close trading during a window period in light of developments that could involve material, nonpublic information. In these situations, the Company’s General Counsel will notify particular individuals that they should not engage in trading of Company securities (except as permitted under a Rule 10b5-1 plan as described below) and should not disclose to others the fact that the trading window has been closed.
I.Pre-arranged Trading Plans
SEC Rule 10b5-1(c), provides a defense from insider trading liability if trades occur pursuant to a pre-arranged “trading plan” that meets specified conditions. Under this rule, if you enter into a binding contract, an instruction or a written plan that specifies the amount, price and date on which securities are to be purchased or sold, and if these arrangements are established at a time when you do not possess material, nonpublic information, then you may claim a defense to insider trading liability if the transactions under the trading plan occur at a time when you have subsequently learned material, nonpublic information.
All such plans must comply with the requirements of SEC Rule 10b5-1(c), which was significantly amended in late 2022. In addition to the requirements noted above, new SEC rules require, among other things:
•Mandatory Cooling-Off Periods: Plans adopted by directors and officers (as defined in Rule 16a-1(f)) must include a “cooling-off” period of at least 90 days (or two business days after the filing of a Form 10-Q/10-K for the quarter, whichever is later, but not more than 120 days) before any trading can begin.
•Certifications: Directors and officers must include a representation in the plan certifying that, on the date of adoption, they are not aware of material nonpublic information and are adopting the plan in good faith.

•Good Faith: All persons entering a plan must act in good faith with respect to the plan, and any modification or termination of a plan must also be done in good faith.
•Restrictions on Overlapping Plans: The use of multiple, overlapping trading plans for open-market trades is now largely prohibited.
Because this rule is complex, the Company recommends that you work with a broker and the Company’s General Counsel and be sure you fully understand the limitations and conditions of the rule before you establish a trading plan.
All trading plans must be reviewed and approved by the Company’s General Counsel before they are implemented.
Additionally, SEC rules require quarterly disclosure of any adoption, modification or termination by directors or officers of written trading arrangements under Rule 10b-5 and, accordingly, Covered Persons that enter into any such plan must promptly inform the General Counsel of the plan’s details and any amendments thereto or termination thereof.
VI.Penalties for Insider Trading
Penalties for trading on or communicating material, nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not permanently benefit from the violation. Penalties include:
•civil injunctions;
•treble damages;
•disgorgement of profits;
•substantial jail sentences;
•criminal and civil fines several times the amount of profits gained or losses avoided; and
•fines for the employer or other controlling/supervisory persons.
In addition, any violation of this Policy can be expected to result in serious sanctions by the Company, including dismissal of the persons involved.
VII.Acknowledgment
All Company employees, independent contractors, and Covered Persons must certify in writing that they have read and intend to comply with the procedures set forth in this Policy. See Annex B. Additionally, your broker-dealer will need to sign a Broker Instruction and Representation Letter in the event you establish a Rule 10b-5(1) trading plan. See Annex C.
VIII.Amendment; Waivers

The Board reserves the right to amend this Policy at any time. The Board a committee of the Board and, in some circumstances, their designees, may grant a waiver of this Policy on a case- by-case basis, but only under special circumstances.

ANNEX A
PRE-TRADING CLEARANCE AND CERTIFICATION FORM
I desire to make a trade in securities of Howard Hughes Holdings Inc. (the “Company”) or another company with which the Company does business consisting of:
                             (describe proposed trade)
I hereby certify that I have read the Company’s Insider Trading Policy, and I am not now in possession of any material, nonpublic information concerning the Company or any other company whose securities I intend to trade. I request clearance to execute this transaction on or after [        ] [date must be at least two (2) business days from today]. I understand that, if approved, this clearance is valid only for the period specified by the General Counsel, and I must resubmit this form if the transaction does not take place within that time.

Date	Signature/Certification

Name (print legibly)

Department

The above transaction is:	☐	Approved if made within business days of
Approval Date: , 202

	☐	Not Approved

[Counsel]

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ANNEX B
ACKNOWLEDGEMENT OF POLICY

To the Board of Directors of Howard Hughes Holdings Inc.:
I acknowledge that I have read and understand Howard Hughes Holdings Inc. Insider Trading Policy and agree, as a condition of my employment, directorship, or service (including as an independent contractor) with the Company, to abide by its provisions.

Signature:

Name:
(Please Print)

Address:

Email:
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ANNEX C
SAMPLE BROKER INSTRUCTION/REPRESENTATION LETTER
[Name of Employee]
[Address]
[Telephone/Fax/E-mail]

[Date]

[Name of Broker]
[Name of Brokerage House]
[Address]

Dear [Name of Broker]:

With regard to my holdings of securities in Howard Hughes Holdings Inc. (the “Company”) and those of my related parties, [names of related parties], held in my account with you, I instruct you:

1.Not to enter any order (except for orders under and pursuant to pre-approved Rule 10b5-1 plans) without first:

•verifying with the Company that the transaction was pre-cleared for the specific date(s) of the transaction by calling [Name], at (    )     -    , or the [Name] at (    )     -    ; and

•complying with your firm’s compliance procedures (e.g., Rule 144).

2.To report immediately to the Company on the same day any trade is executed via telephone at (    )     -    ; and in writing via e-mail to [www.    .com] or by fax to (    )     -     the details of every transaction involving Company stock including gifts, transfers, pledges, and all Rule 10b5-1 transactions.

Please execute and return both of the enclosed copies of this representation letter in the enclosed business- reply envelope to:

Howard Hughes Holdings Inc.
[address]

Sincerely,

/s/ (Employee)

Acknowledgement

On behalf of [Name of Brokerage Firm] and the for myself, I acknowledge the foregoing instructions with regard to the holdings of [Name of Insider] and his/her related parties holdings of securities of Howard Hughes Holdings Inc. and signify my agreement to comply with them.

/s/	Date / /
[Name of Broker]
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